CERTIFICATION TO

BE PROVIDED TO DEPOSITOR

J.P. Morgan Chase Commercial Mortgage Securities Corp.

Commercial Mortgage Pass Through Certificates

Series 2002 C3 (the "Trust")

I, Bruce G. Morrison, an Authorized Person of Clarion Partners, LLC certify to J.P. Morgan Chase Commercial Mortgage Securities Corp. and LaSalle Bank National Association, as paying agent and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

  I am responsible for reviewing the activities performed by the special servicer under the pooling and servicing agreement and based upon the review required under Section 3.13 of the pooling and servicing agreement with respect to the Special Servicer, and except as disclosed in the report, the special servicer has fulfilled its obligations under the pooling and servicing agreement; and

  I have disclosed to the Servicer's certified public accountants all significant deficiencies relating to the special servicer's compliance with minimum servicing standards in accordance with a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar standard as set forth in the pooling and servicing agreement.

Date: March 17, 2003

Clarion Partners, LLC, as Special Servicer

By: Bruce G. Morrison

Bruce G. Morrison Authorized Person